SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 27, 2009

ENDOCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15063	33-0618093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9825 Spectrum Drive,

Building 3

Austin, Texas 78717

(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

201 Technology Drive

Irvine, California 92618

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 27, 2009, in connection with the consummation of the Merger (as defined in Item 5.01 below) and Endocare, Inc. (“Endocare”) merging into a wholly-owned subsidiary of HealthTronics, Endocare executed a joinder agreement pursuant to which it joined the senior credit facility of HealthTronics, Inc. (“HealthTronics”) as both a loan party and a guarantor. Accordingly, Endocare has become, along with HealthTronics and the other loan parties thereto, jointly and severally liable for all obligations under such credit facility. The terms of such credit facility are described in HealthTronics’ Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2009. Such description is hereby incorporated by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On July 27, 2009, Endocare terminated its loan and security agreement with Silicon Valley Bank and, pursuant to the terms of the Merger Agreement (as defined in Item 5.01 below), HealthTronics repaid all amounts due under such agreement as of the termination date, including a prepayment penalty of $100,000. The terms and conditions of such agreement, as amended to date, are described in the Current Reports on Form 8-K that Endocare filed with the SEC on November 1, 2005, February 16, 2006, April 25, 2006, December 22, 2006, February 28, 2007, February 11, 2008, February 27, 2009, and May 27, 2009, which are hereby incorporated by reference. This termination was in connection with the completion of the Offer (as defined in Item 5.01 below).

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger and related transactions, Endocare requested that its common stock, par value $0.001 per share (the “Common Stock”), be withdrawn from listing on The NASDAQ Capital Market as of the close of business on July 27, 2009. The NASDAQ Stock Market, LLC (“NASDAQ”) has filed with the SEC a Form 25 Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to delist and deregister the Common Stock. Upon the filing of the Form 25, the Common Stock was delisted from The NASDAQ Capital Market. Endocare also intends to file with the SEC a Form 15 under the Exchange Act relating to the Common Stock, which would terminate and suspend Endocare’s reporting obligations under Sections 13 and 15(d) of the Exchange Act, respectively.

Item 5.01.	Changes in Control of Registrant.

In accordance with the terms and conditions of the Merger Agreement, dated as of June 7, 2009 (the “Merger Agreement”), by and among Endocare, HealthTronics and HT Acquisition, Inc., a wholly-owned subsidiary of HealthTronics (“Offeror”), on June 17, 2009, Offeror commenced an exchange offer (the “Offer”) to acquire all of the outstanding shares of Common Stock (the “Shares”) in which each validly tendered Share would be exchanged, at the election of the holder, for the following consideration: (i) $1.35 in cash, without interest (the “Cash Consideration”), or (ii) 0.7764 of a share of common stock of HealthTronics (the “Stock Consideration”), in each case subject to proration. The Offer expired at 5:00 p.m., New York City time, on July 21, 2009. A total of 11,363,630 Shares were tendered and not withdrawn, reflecting approximately 91.1 percent of the 12,475,081 Shares outstanding.

Cash Consideration was elected with respect to 2,596,962 tendered Shares. Holders of these Shares will receive, in exchange for each such Share tendered, $1.35 per Share in cash. Stock Consideration was elected with respect to 8,766,668 tendered Shares. Pursuant to the terms of the Offer, the maximum aggregate number of shares of common stock of HealthTronics issuable pursuant to the Offer is 0.7764 of a share of common stock of HealthTronics multiplied by 75% of the total number of Shares tendered and accepted for exchange pursuant to the Offer, or 6,617,042 shares of HealthTronics common stock (the “Maximum Stock Consideration”). Endocare stockholders elected to receive Stock Consideration in excess of the Maximum Stock Consideration. As a result, those Endocare stockholders who elected Stock Consideration will have their elections prorated such that they will receive, on a per Share basis, approximately 0.7548 of a share of HealthTronics common stock and approximately $0.04 in cash.

The aggregate amount of cash to be paid for Shares exchanged pursuant to the Offer is approximately $3.8 million and the aggregate number of shares of HealthTronics common stock to be issued pursuant to the Offer is approximately 6.6 million shares. HealthTronics borrowed from the revolver under its senior credit facility in order to fund the cash payment. The lenders under HealthTronics’ senior credit facility are JPMorgan Chase Bank, National Association, Bank of America, N.A., and Wachovia Bank, NA.

Following the consummation of the Offer, on July 27, 2009, Offeror filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware merging Endocare with and into Offeror pursuant to a “short form” merger procedure available under Delaware law (the “Merger”). Each Share not acquired in the Offer converted into the right to receive, at the election of the holder (a) $1.35 in cash, without interest, or (b) 0.7764 of a share of common stock of HealthTronics, in each case subject to proration (other than (i) Shares held by holders who comply with the relevant provisions of Section 262 of the Delaware General Corporation Law regarding the rights of stockholders to demand appraisal of such shares in connection with the Merger and (ii) Shares held in the treasury of Endocare or owned by HealthTronics, Offeror or any other wholly-owned subsidiary of HealthTronics). Endocare stockholders who do not make an election within 30 days after a letter of election and transmittal is mailed to them will be deemed to have made no election and will be subject to the treatment set forth in the Merger Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, the principal executive officer, principal financial officer, and other executive officers and all directors of Endocare resigned their positions with Endocare. Michael Rodriguez, Clint Davis and Kevin Quilty remained as employees.

Upon consummation of the Merger, on July 27, 2009, and pursuant to the Merger Agreement, James Whittenburg, age 37, became Endocare’s President and became a member of its Board of Directors. Mr. Whittenburg is also the Chief Executive Officer and President and a director of HealthTronics. Mr. Whittenburg was appointed as President and Chief Executive Officer and became a director of HealthTronics on August 13, 2007. From June 2006 until August 13, 2007, Mr. Whittenburg served as President of the Urology Division of HealthTronics, and he was the acting President and Chief Executive Officer from May 2007 until August 2007. He served as President of the Specialty Vehicle Manufacturing Division of HealthTronics from December 2005 until its sale in July 2006 and was General Counsel and Senior Vice President—Development from March 2004 until June 2006. Previously Mr. Whittenburg practiced law at Akin Gump Strauss Hauer & Feld LLP, where he specialized in corporate and securities law. Mr. Whittenburg, a CPA, is licensed to practice law in Texas.

Also upon the consummation of the Merger, on July 27, 2009, and pursuant to the Merger Agreement, Richard A. Rusk, age 48, became Endocare’s Vice President and Secretary and became a member of its Board of Directors. Mr. Rusk is also the Interim Chief Financial Officer, Controller, Treasurer, Secretary and Vice President of HealthTronics. Mr. Rusk joined HealthTronics in August 2000 as the Corporate Controller and was named Vice President in June 2002. In June 2006, Mr. Rusk was named Treasurer of HealthTronics and in September 2006, Mr. Rusk was named Secretary of HealthTronics. In September of 2008, Mr. Rusk was named Interim Chief Financial Officer. Before joining HealthTronics, Mr. Rusk, a CPA, was with KPMG LLP for approximately seventeen years, the last ten years as a senior audit manager.

Also upon consummation of the Merger, on July 27, 2009, and pursuant to the Merger Agreement, Scott Herz, age 33, became Vice President of Endocare. Mr. Herz is also Vice President-Corporate Development, of HealthTronics. Mr. Herz joined HealthTronics in February 2005 as Associate Vice President-Finance. Mr. Herz was appointed Associate Vice President—Corporate Development of HealthTronics and in December 2007 he was appointed Vice President—Corporate Development. Prior to joining HealthTronics, Mr. Herz served as an associate investment banker at RSM Equico from 2004 to 2005. Prior to that time, Mr. Herz worked as a mechanical engineer at Colorado MEDtech, Inc. from 1999 to 2002. From 2002 to 2004, Mr. Herz obtained his MBA from Pepperdine University and also holds a BS in Mechanical Engineering from Michigan State University.

Clint Davis and Kevin Quilty each became a Vice President of Endocare on July 27, 2009. On July 30, 2009, Mr. Davis and Endocare agreed to terminate Mr. Davis’ employment agreement with Endocare.

On July 30, 2009, Endocare entered into a Termination Agreement with Michael Rodriguez, the former Senior Vice President and Chief Financial Officer of Endocare, pursuant to which Mr. Rodriguez’s employment relationship and existing employment agreement were terminated. Under the Termination Agreement, Mr. Rodriguez will be paid severance over the eighteen month period following such termination at his current base salary rate and will be reimbursed for costs to continue coverage under HealthTronics’ health plan until the earlier of (1) the end of such eighteen-month period and (ii) the expiration of the period of coverage under COBRA. Mr. Rodriguez’s nonsolicitation obligations under his terminated employment agreement with Endocare will continue in effect according to the terms thereof.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Pursuant to the Merger Agreement, automatically upon consummation of the Merger on July 27, 2009, Endocare’s certificate of incorporation and bylaws were replaced by Offeror’s certificate of incorporation and bylaws as in effect immediately prior to the Merger. Endocare’s new certificate of incorporation is filed as Exhibit 3.1 to this report and incorporated by reference herein. Endocare’s new bylaws are filed as Exhibit 3.2 to this report, and incorporated by reference herein. The changes to Endocare’s certificate of incorporation and bylaws relate primarily to changes to rename the surviving corporation in the Merger to be “Endocare, Inc.” and other changes consistent with Endocare becoming a wholly-owned subsidiary of HealthTronics and a non-public-reporting corporation.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation

3.2	Certificate of Ownership and Merger

3.3	Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC. (Registrant)

Dated: July 31, 2009	By:	/s/ Richard A. Rusk
	Name:	Richard A. Rusk
	Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Certificate of Incorporation

3.2	Certificate of Ownership and Merger

3.3	Bylaws